Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Welsbach Technology Metals Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)(2)	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (“Common Stock”)	Other	5,741,425	(3)	$11.505	(4)	$66,055,095		$153.10 per $1,000,000	$10,113.03	—	—	—	—
Fees to Be Paid	Equity	Common Stock issuable upon exercise of Unit Purchase Option	Other	660,000	(5)	$11.505	(6)	$7,593,300		$153.10 per $1,000,000	$1,162.53	—	—	—	—
Fees Previously Paid	Equity	Common Stock	Other	615,785,471	(7)	—		$10,389,447	(8)	$153.10 per $1,000,000	$1,590.62	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—		—	—	—	—	—	—
	Total Offering Amounts							$84,032,842			$12,866.19
	Total Fees Previously Paid										$1,590.62
	Total Fee Offsets										—
	Net Fees Due										$11,275.57

(1)	In connection with the business combination (the “Business Combination”) described in the proxy statement/prospectus forming part of this registration statement, the registrant, Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“WTMA”), intends to change its name to Evolution Metals & Technologies Corp. (“New EM”).

(2)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933 (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.

(3)	Represents the following shares of Common Stock, par value $0.0001 per share, of New EM (the “New EM Common Stock”), being registered: (i) 3,366,765 shares of New EM Common Stock to be issued to the holders of outstanding WTMA common stock (including shares of WTMA common stock underlying outstanding WTMA units, each of which will automatically be detached into the underlying one share of WTMA common stock and one WTMA right immediately prior to the closing of the Business Combination), (ii) 807,974 shares of New EM Common Stock to be issued to the holders of outstanding WTMA rights (including WTMA rights underlying outstanding WTMA units), which will automatically convert into shares of WTMA common stock at the rate of ten WTMA rights for one share of WTMA common stock immediately prior to the closing of the Business Combination, (iii) 444,107 shares of New EM Common Stock issuable upon conversion of WTMA’s convertible, non-interest bearing, unsecured promissory notes, at the holder’s election, in connection with the Business Combination, (iv) 50,000 shares of New EM Common Stock to be issued pursuant to compensation arrangements with certain current and former directors of WTMA and (v) 1,072,579 shares of New EM Common Stock to be issued pursuant to obligations of WTMA owing to certain WTMA stockholders in connection with previous WTMA extensions.

(4)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $11.505 (the average of the bid and asked price of WTMA common stock as quoted on the Pink market on January 22, 2025).

(5)	Represents 660,000 shares of New EM Common Stock to be issued to the underwriter in WTMA’s initial public offering upon exercise of the underwriter’s unit purchase option to purchase 600,000 WTMA units, each of which will automatically be detached into the underlying one share of WTMA common stock and one WTMA right immediately prior to the closing of the Business Combination, and each such WTMA right will automatically convert into shares of WTMA common stock at the rate of ten WTMA rights for one share of WTMA common stock immediately prior to the closing of the Business Combination.

(6)	Pursuant to Rules 457(c) and 457(g) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price per share is $11.505 (the average of the bid and asked price of WTMA common stock as quoted on the Pink market on January 22, 2025).

(7)	Represents the following shares of New EM Common Stock being registered: (i) 22,500,000 shares of New EM Common Stock to be issued to the holders of the common shares of Critical Mineral Recovery, Inc. (“CMR”), (ii) 510,354,112 shares of New EM Common Stock to be issued to the holders of the member units of Evolution Metals LLC (“EM”), (iii) 75,044,359 shares of New EM Common Stock to be issued to the holders of the convertible preferred units of EM, (iv) 750,000 shares of New EM Common Stock to be issued to the holders of the common stock of Handa Lab Co., Ltd. (“Handa Lab”), (v) 1,440,000 shares of New EM Common Stock to be issued to the holders of the common stock of KCM Industry Co., Ltd. (“KCM”), (vi) 4,400,000 shares of New EM Common Stock to be issued to the holders of the common stock of KMMI, Inc. (“KMMI”) and (vii) 1,297,000 shares of New EM Common Stock to be issued to the holders of the common stock of NS World Co., Ltd. (“NS World”).

(8)	Calculated in accordance with Rule 457(f)(2) promulgated under the Securities Act. CMR, EM, Handa Lab, KCM, KMMI and NS World are private companies, and no market exists for any of their securities. Further, CMR and NS World, and with respect to the member units of EM, have accumulated deficits. Therefore, the maximum aggregate offering price of the New EM Common Stock being registered is based on the book values, or, in the case of CMR and NS World, one-third of the aggregate par value and in the case of member units of EM, one-third of the aggregate stated value, of the securities being exchanged and is calculated as the sum of the following: (i) one-third of the aggregate par value of the 30,000 shares of common stock, par value $1.00 per share, of CMR that will be exchanged in the Business Combination, or $10,000; (ii) one-third of the aggregate stated value of the 1,000,000 member units of EM that will be exchanged in the Business Combination, or $33.33; (iii) the aggregate book value of the 5,730,004 convertible preferred units of EM that will be exchanged in the Business Combination, or $5,730,004 ($1.00 per convertible preferred unit); (iv) the aggregate book value of the 380,800 shares of common stock of Handa Lab that will be exchanged in the Business Combination, or $904,181 (approximately $2.37 per share); (v) the aggregate book value of the 20,000 shares of common stock of KCM that will be exchanged in the Business Combination, or $1,232,696 (approximately $61.63 per share); (vi) the aggregate book value of the 22,080 shares of common stock of KMMI that will be exchanged in the Business Combination, or $2,210,743 (approximately $100.12 per share); and (vii) one-third of the aggregate par value of the 251,555 shares of common stock, par value KRW 5,000.00 per share (or approximately $3.60 per share based on a KRW:USD exchange rate of 1389.2400:1 as of October 25, 2024, as reported in release “Foreign Exchange Rates – H.10” published by the Board of Governors of the Federal Reserve System), of NS World that will be exchanged in the Business Combination, or approximately $301,790.